Exhibit 5.4

April 9, 2026

Digi Power X Inc.

110 Yonge Street, Suite 1601

Toronto, Ontario M5C 1T4

Dear Sirs/Mesdames:

Re:	Digi Power X Inc. At-the-Market Offering Program

We have acted as counsel to Digi Power X Inc., a company governed by the Business Corporations Act (British Columbia) (the “Issuer”), in connection with a registration statement on Form S-3 (the “Registration Statement”), filed by the Issuer with the U.S. Securities and Exchange Commission (the “Commission”) on April 9, 2026, which Registration Statement included therewith a base prospectus (the “Base Prospectus”), and a prospectus supplement to the Base Prospectus (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”), and filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended. The Prospectus Supplement relates to an at-the-market offering (the “Offering”) by the Issuer of such number of subordinate voting shares of the Issuer (“Shares”) having an aggregate offering price of up to US$75,000,000 to be sold pursuant to an amended and restated sales agreement dated April 9, 2026 by and between A.G.P./Alliance Global Partners, in its capacity as agent (the “Agent”), and the Issuer (the “Sales Agreement”).

For the purposes of this opinion letter, we have examined and relied upon originals or copies of the following documents (collectively, the “Corporate Documents”):

(a)	a certificate of good standing issued by the British Columbia Registrar of Companies with respect to the Issuer dated April 9, 2026;

(b)	certificate of a senior officer of the Issuer dated April 9, 2026 (the “Officer’s Certificate”);

(c)	the certificate of incorporation and the articles of the Issuer attached to the Officer’s Certificate; and

(d)	certain resolutions of the Issuer’s directors relating to the Offering attached to the Officer’s Certificate.

We have relied upon the Corporate Documents as to the matters provided for in them, without independent investigation, for purposes of providing our opinions expressed below. We have not conducted a review of the minute books of the Issuer.

In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof;

(e)	the certificate of incorporation is conclusive evidence that the Issuer is incorporated under the Business Corporations Act (British Columbia);

(f)	all facts set forth in the certificates supplied by the respective officers and directors of the Issuer including, without limitation, the Officer’s Certificate are complete, true and accurate as of the date hereof;

(g)	no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Shares; and

(h)	there is no non Canadian law that would affect the opinion expressed herein;

and the Sales Agreement (i) has been duly authorized, executed and delivered by all parties thereto other than the Issuer (the “Other Parties”), and such Other Parties had the capacity to do so; (ii) constitutes a legal, valid and binding obligation of all Other Parties thereto; (iii) is enforceable in accordance with its terms against all Other Parties thereto; and (iv) is governed by the laws of the State of New York.

Our opinions set forth below are expressed only with respect to the laws of the Province of British Columbia and the laws of Canada applicable therein in effect on the date of this opinion letter. Any reference to the laws of British Columbia includes the laws of Canada that apply in British Columbia. We have no responsibility or obligation to (i) update this opinion letter, (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express or (iii) advise the addressees or any other person of any other change in any matter addressed in this opinion letter. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion letter to any person other than the addressees.

Whenever our opinion with respect to the existence or absence of facts or circumstances is qualified by the expression, “to our knowledge” or words to like effect, it is based solely on (i) actual knowledge of current partners and associates directly involved in the Offering learned during the course of representing the Issuer and (ii) a review of the Corporate Documents referred to above. We have not undertaken any other investigation.

Based on the above, and subject to the qualifications below, we are of the opinion that on the date hereof, the Shares, when issued, sold and delivered in the manner and for the consideration set forth in, and in accordance with the Sales Agreement and the Corporate Documents, upon payment of the consideration provided therein to the Issuer, will be validly issued as fully paid and non-assessable subordinate voting shares in the capital of the Issuer.

We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the Issuer’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Where our opinion refers to securities to be issued as being “fully paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has or will be paid or provided and no opinion is expressed as to the adequacy of any such consideration paid or provided.

This opinion letter is solely for the benefit of the addressee and not for the benefit of any other person. It is rendered solely in connection with the Offering. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,

/s/ MLT Aikins LLP